Exhibit 10.1
Novelis — 2012 Long-Term Incentive Plan (“2012 LTIP”)
Key features of the plan:
1.	Title and Administration: The plan shall be referred to as the 2012 LTIP. The plan will be administered by Novelis Corporate Human Resources.

2.	Performance Period: For this plan, the performance period will be FY 2012, FY 2013, FY 2014 and FY 2015. The exact period of assessment will be April 1, 2011 to March 31, 2015.

3.	Eligibility: Eligibility for this plan will be Band 5 and above. High potential and critical resource employees at Band 6 and below will participate on an exception basis.

4.	Opportunity: The target opportunity for each Band as approved by the Compensation Committee or the Board as appropriate.

5.	Plan Design Summary:
The opportunity will be in the form of Stock Appreciation Rights (SARs) and Restricted Stock Units (RSUs) with 80% of the opportunity in SARs and 20% of the opportunity in RSUs.
Details on the SARs:
•	Each SAR will be equivalent to one Hindalco share.

•	The exercise price of the SARs will be determined by using the average of the high and low of the stock price of Hindalco shares on the date of grant (May 20, 2011).

•	The SARs would vest 25% each year for 4 years, subject to performance criteria being fulfilled.

•	The performance criterion for vesting is actual vs. target performance of Normalized EBITDA for Overall Novelis as approved each year.

•	The threshold would be 75% performance of target each year, at which point 75% of SARs due that year, would vest — there would be straight line vesting up to 100%.

•	Vested SARs could be exercised and paid in cash at any time during the seven-year life of the plan by the employee.

•	The value of the SARs is dependent on the share price of Hindalco at the time of exercise.

•	Cash payouts for SARs will be restricted to a maximum of 2.5 times target if exercised within one year of vesting and a maximum of 3 times target if exercised after the first year.
Details on RSUs:
•	Each RSU will be equivalent to one Hindalco share.

•	The initial value of each RSU will be determined by using the average of the high and low of the stock price of Hindalco shares on the date of grant (May 20, 2011).

•	The RSUs will vest in full on the third anniversary of the grant, May 20, 2014 at which time the value will be paid in cash to the participant subject to a cap of 3 times the initial value.

6.	Measures to be used for vesting of SARs: The SARs will vest subject to the target Normalized EBITDA threshold being achieved. Normalized EBIDTA is defined as Net Revenues — COGS without depreciation — S&AE — R&D + Realized G/L on Derivatives.

7.	Other aspects of the plan:
a.	Valuation: The Black Scholes method of valuation will be used. This valuation will be used as an input to arrive at the number of SARs to be granted to employees.

b.	Date of Grant: The SARs are granted on the date of approval from the Board which is May 20, 2011.

c.	Employees hired after May 2011 will be treated in the following manner:
i.	For those who join between June — September 2011, the SAR and RSU opportunity will be 90% of the target amount for the employee’s Band. The grant date will be the following October 1 and will be determined by using the average of the high and low of the stock price of Hindalco shares on the date of grant.

ii.	For those who join between October — December, the SAR and RSU opportunity will be 75% of the target amount for the employee’s Band. The grant date will be the following January 1 and will be determined by using the average of the high and low of the stock price of Hindalco shares on the date of grant.

iii.	For those who join between January — March, there will be no SAR and RSU opportunity under this plan
d.	The LTIP Opportunity for existing employees will not change for a Band change during the year.

e.	In the case of an employee who has not been covered under the plan previously who moves to Band 5 or higher during the year, the rules in 7(c) above will apply.
8.	Below are the treatment rules governing separation from the Company:

Event	Issue	LTIP Treatment
Death	SARs — Vesting treatment for unvested SARs	There will be immediate vesting of all SARs.

	SARs — Time allowed to exercise	One year to exercise, not to exceed the term of the award.

	RSUs — Vesting	RSUs will vest on a prorated basis and cashed out 30 days following the date of death.

Disability	SARs — Vesting treatment for unvested SARs	There will be immediate vesting of all SARs.

	SARs — Time allowed to exercise	One year to exercise, not to exceed the term of the award.

	RSUs — Vesting	RSUs will vest on a prorated basis and cashed out 30 days following the date of disability.

Retirement	SARs — Vesting treatment for unvested SARs	If an employee retires more than one year from the date of grant, SARs will continue to vest and must be exercised no later than the third anniversary of retirement. Previously vested SARs must be exercised prior to the end of the term of the award. In the event Participant terminates employment due to Retirement before May 20, 2012, all unvested SARs shall expire in their entirety at the close of business on the date of such Retirement.

	SARs — Time allowed to exercise	If an employee retires more than one year from the date of grant, SARs will continue to vest and must be exercised no later than the third anniversary of retirement. Previously vested SARs must be exercised prior to the end of the term of the award. In the event Participant terminates employment due to Retirement before May 20, 2012, all vested SARs shall expire in their entirety at the close of business on the date of such Retirement.

Event	Issue	LTIP Treatment
	RSUs — Vesting	RSUs will vest on a prorated basis and the vested portion will be cashed out at the earlier of 6 months following the date of retirement or May 20, 2014.

Change in Control	SARs — Vesting treatment for unvested SARs	There would be immediate vesting of all unvested SARs.

	SARs — Time allowed to exercise	All SARs will be cashed-out 30 days following the change in control.

	RSUs — Vesting	There would be immediate vesting and cash-out of RSUs within 30 days following the change in control.

Voluntary	SARs — Vesting treatment for unvested SARs	Unvested SARs will lapse.

	SARs — Time allowed to exercise	90 days to exercise, not to exceed the term of the award.

	RSUs — Vesting	RSUs will be forfeited.

Involuntary — Not For Cause	SARs — Vesting treatment for unvested SARs	There would be prorated vesting.

	SARs — Time allowed to exercise	90 days to exercise, not to exceed the term of the award.

	RSUs — Vesting	RSUs will vest on a prorated basis and cashed out 30 days following the date of termination (or in the case of an employee who is eligible for retirement at the time of termination, the earlier of 6 months following the date of separation or May 20, 2014).

For Cause	SARs — Vesting treatment for unvested SARs	Unvested SARs will lapse.

	SARs — Time allowed to exercise	Forfeit

	RSUs — Time allowed to exercise	RSUs will be forfeited

*	Proration — will be determined based on the number of full months completed specific to each tranche.
9.	Interpretation. Novelis shall have the exclusive discretion to interpret and construe the terms and conditions of the plan, including but not limited to the exclusive discretion to make all decisions regarding eligibility for and the amount of benefits payable under the plan.

10.	Definitions. The following terms will have the meaning ascribed to them below.
a.	Retirement: For the purposes of this plan, retirement is defined as separation from the Company at 65 years of age or a combination of age and service greater than or equal to 65 with a minimum age of 55.

b.	Change in Control: For purposes of this plan, a change in control means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
11.	Compliance with §409A of the U.S. Internal Revenue Code of 1986, as amended: To the extent applicable, this plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Notwithstanding anything in this plan to the contrary, all payments and benefits under this plan that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of an individual’s termination of employment, will not be payable or distributable to individual unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Further, to the extent the individual is a “specified employee” within the meaning of Section 409A, then payment may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of individual).